Exhibit 4 (l)

CONSULTING AGREEMENT

THIS AGREEMENT dated for reference October 1, 2008.

BETWEEN:

WEST OAK CAPITAL GROUP, INC., a corporation incorporated under the laws of British Columbia and having an office at 1576 Agate Place, Coquitlam, British Columbia,

(hereinafter called the "Consultant")

OF THE FIRST PART

AND:

MAX RESOURCE CORP., a corporation incorporated under the laws of British Columbia and having an office at Suite 1400 - 400 Burrard Street, Vancouver, B.C. V6C 3G2

(hereinafter called the “Company”)

OF THE SECOND PART

WHEREAS:

A.

The Company wishes to acquire and the Consultant wishes to supply the services described herein upon the terms and conditions set out in this Agreement;

B.

The Consultant acknowledges that in the performance of the services contemplated by this Agreement it will create or be privy to confidential information which is valuable to the Company; and

C.

There may exist previous agreements between the Company and the Consultant.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises and covenants contained in this Agreement, the parties hereto covenant and agree as follows:

1.

Provision of Services

1.1

Subject to the terms of this Agreement, the Consultant shall provide to the Company duties normally associated with the position of President and Chief Executive Officer and such other duties reasonably consistant therewith as the Company may reasonably direct from time to time and such other services as are necessarily incidental thereto that may be required by the Company (the "Services").

1.2

The Consultant shall use its best efforts to further the interests of the Company in providing the Services.

1.3

The Consultant shall engage or employ Stuart Rogers as its employee (the "Key Employee") during the term of this Agreement (the “Term”) to perform such of the Consultant’s obligations hereunder as may require the action or appointment of an individual including appointment to the office contemplated in section 1.4 and those obligations which are consistent with such office.

1.4

The Consultant agrees to cause the Key Employee to serve as President and Chief Executive Officer of the Company during the Term of this Agreement and to perform all of the usual duties associated with such office, including those set out on Schedule “A”.  The Consultant agrees that the Key Employee shall not be entitled to receive any additional benefits or compensation for the performance of such duties from the Company, all of which shall be the sole obligation of the Consultant, save and except for any Incentive Stock Options (defined below) which the Company may, at the Consultant’s request, grant in the Key Employee’s name.  Without limiting the generality of the foregoing, the Key Employee shall be employed by the Consultant, but shall be subject to the ordinary duties and obligations of President and Chief Executive Officer.

2.

Changes in Conditions of Service

2.1

The Company shall not, without the prior written consent of the Consultant, effect or permit any of the following changes during the Term hereof (“Change in Conditions of Service”),:

(a)

order any material changes and/or deletions from the Services;

(b)

Remove the Key Employee from the office of President and Chief Executive Officer;

(c)

Remove the Key Employee as a director of the Company;

(d)

a change in the Key Employee’s position or duties (including any position or duties as a director of the Company), responsibilities (including, without limitation, the person or persons in the Company to whom the Key Employee reports and who reports to the Key Employee), title or office in effect on the date of this Agreement or, where a subsequent change has been agreed to by the Consultant (an “Agreed Change”), immediately after the last such Agreed Change;

(e)

the Company or its subsidiaries relocating the place the Consultant is required to provide the Services or the Key Employee is required to report to any place other than the location in effect on the date of this Agreement immediately prior to any subsequent Agreed Change in such location or a place within 10 kilometers of that location, except for required travel on the

Company’s or a subsidiary’s business to an extent substantially consistent with the Consultant or the Key Employee’s obligations;

(f)

Permit any Change of Control which, in the opinion of the Consultant (determined in its absolute discretion and communicated to the Company in writing any time within one year from the date of the Change of Control) adversely affects or may adversely affect its interest or the conditions under which it or the Key Employee provides the Services hereunder;

2.2

The Company shall be deemed to have effected or permitted a change of control upon the occurrence of any of the following events (a “Change of Control”):

(a)

the acquisition by any person (the “Acquiror”), directly or indirectly, of common securities or any other securities giving the holder thereof the right to vote for the election of directors of the Company (“Voting Securities”) or any securities convertible into or exchangeable for Voting Securities (“Convertible Securities”), which, when taken together with any Voting Securities or Convertible Securities beneficially owned or controlled by the Acquiror, the Acquiror’s affiliates and associates, as those terms are used in the Securities Act (British Columbia) (“Affiliates”), and any person or company acting jointly or in concert with the Acquiror or its Affiliates (the “Joint Actors”), are equal to Voting Securities representing at least 20% of all of the voting rights attached to all of the outstanding Voting Securities of the Company, assuming full conversion or exchange of any Convertible Securities held by the Acquiror, its Affiliates and Joint Actors into Voting Securities, but prior to conversion or exchange of any other Convertible Securities;

(b)

the exercise of voting rights by one or more holders of Voting Securities so as to result in the election of more than 1/3 of the directors holding office on the date of this Agreement, other than new directors who are appointed by the Board of directors to fill casual vacancies occurring from time to time upon the voluntary resignation, without inducement by the offer of reward or threat of penalty or loss, of one or more such existing directors (“Replacement Directors”); or

(c)

the election or appointment of a majority of directors other than those holding office on the date of this Agreement or any Replacement Directors which may hereafter be appointed to replace same.

3.

Remuneration of Consultant

3.1

In consideration of the Consultant's performance of the Services as required by this Agreement, the Company shall pay the Consultant the following remuneration:

(a)

the sum of $CDN 10,000 per month payable on the first day of each month during the Term of this Agreement (“Fees”);

(b)

such cash bonuses (“Bonuses”) reflecting the Consultant’s performance as may be determined from time to time, not less than annually, by the Company’s compensation committee (the “Compensation Committee”);

(c)

subject to such reasonable restrictions and requirements as the Company may impose on its consultants and employees generally from time to time, the Company shall reimburse the Consultant for out-of-pocket expenses incurred in performance of the services upon receipt of such evidence of those expenses as the Company may reasonably require (“Expenses”);

(d)

The Consultant shall be entitled to receive incentive stock options, in such amounts as may be reasonably commensurate with the Services provided hereunder and other incentive stock options granted by the Company, entitling the holder to purchase  common shares of the Company at such prices, for such terms and subject to such further or other terms and conditions as may be acceptable to the TSX Venture Exchange and the Company (the “Incentive Stock Options”), all of which shall be granted in the name of the Key Employee.

3.2

The Consultant shall be entitled to remuneration on Termination as set out in section 11.

4.

Consultant Not Agent or Employee

4.1

The Consultant is not the employee or agent of the Company and accordingly, shall not purport to enter into any a contract or subcontract on behalf of the Company or otherwise purport to act on its behalf.  Nothing in this Agreement shall be deemed to require the Consultant to provide its services exclusively to the Company and the Consultant hereby acknowledges that the Company shall not be required to make any remittances or payments required of employers by statute on the Consultant's behalf and the Consultant shall not be entitled to the fringe benefits provided by the Company to its employees.

4.2

The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall have direction and control of the manner, methods, techniques and procedures used by the Consultant to perform the Services.

4.3

Notwithstanding the foregoing, nothing herein shall limit or affect any fiduciary or other duty at law applicable to the Key Employee arising from his appointment or function as a director or officer of the Company.

5.

Facilities

5.1

The Company shall provide all the facilities (including office space, typing, document reproduction, computer programming and other clerical assistance) that may be required by the Consultant to perform the Services.

6.

Company's Obligations

6.1

The Company shall make available to the Consultant such information and data and shall permit the Consultant to have access to such documents or premises as are reasonably necessary to enable it to perform the Services.

7.

Confidentiality and Ownership of Work Product

7.1

All information pertaining to mineral properties in which the Company has an interest or is seeking to acquire including, without limitation, any mineral property introduced to the Company by the Consultant within 12 months prior to any particular date which is not rejected in writing by the Company, including, without limitation, any geological information, technical reports, maps, samples, assays, drill core, geophysical surveys, results of exploration or other information pertaining to any such property, together with any reports, documents, concepts, products and processes, information pertaining to prospective property vendors, business or financing contacts, or information pertaining to prospective property or other acquisitions, joint ventures or business combinations or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Consultant in the course of performing Services pursuant to this Agreement and pertaining to the Company’s business (collectively, the “Work Product”) shall belong exclusively to and shall be the sole property of the Company and the Company shall be entitled to all right, title and interest therein, and all profits, or benefits therefrom.  No copies, summaries or other reproductions of any Work Product shall be made by the Consultant without the express permission of the Company and the Consultant shall, forthwith upon the Company’s request, deliver to the Company all Work Product in the possession of or otherwise available to or under the control of the Consultant notwithstanding a termination of this Agreement

7.2

The Consultant shall not at any time either during the term of this Agreement or thereafter divulge to any person, firm or corporation, any information, documents or Work Product (other than information, documents or Work Product which the Company has authorized for public disclosure or which has previously been disclosed to the public) received by the Consultant during the course of its providing the Services to the Company with regard to the personal, financial or other affairs of the Company or any of its subsidiaries, or the Company’s directors, officers and employees and all such information shall be kept confidential and shall not in any manner be revealed to anyone by the Consultant, except as may be required by law or otherwise permitted by the Company in writing.

7.3

The Consultant shall comply, and shall take proper measures to cause any agents or employees of the Consultant or other persons under the Consultant’s direction or control to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information, documents, and Work Product.

8.

Duties of Consultant

8.1

During the Term of this Agreement, the Consultant shall devote such of its time, attention and abilities to the business of the Company as is reasonably necessary for the proper exercise of its  duties pursuant to this Agreement.  Nothing contained herein shall be deemed to require the Consultant to devote its exclusive time, attention and ability to the business of the Company.

8.2

During the Term of this Agreement, the Consultant shall cause its Key Employee to:

(a)

at all times except when disabled by sickness or incapacity, faithfully and diligently perform his duties as President and Chief Executive Officer and use his best efforts to promote and advance the business of the Company in that capacity;

(b)

devote such of his time, labour and attention to the business of the Company as is necessary for the proper exercise of the Consultant's duties hereunder and, except as otherwise provided herein, refrain from engaging in any business, venture, or other commercial or sales activities that in any material way conflicts with or detracts from his ability to fulfill his duties in the manner contemplated in this paragraph; and

(c)

refrain from acting in any manner contrary to the interests of the Company or contrary to the duties of the Consultant as contemplated herein.

9.

Liability of Consultant

9.1

The Consultant shall indemnify and save the Company harmless from and against all costs, expenses, losses, damages and obligations it may suffer or incur as the result of the breach of any covenant or warranty made by the Consultant in this Agreement.

10.

Termination

10.1

The term of this Agreement shall be for 24 months or such longer period as may be provide for herein (the “Term”) and shall commence upon October 1, 2008 and unless terminated earlier pursuant to the provisions hereof, or unless renewed in writing by the parties, shall expire on October 31, 2010, or such later date as may be determined hereunder.  Notwithstanding any other provision herein, unless terminated by the Company or the Consultant in writing given no later than 30 days prior to expiry of the Term, this Agreement shall automatically be renewed for a further period of 24 months commencing upon the expiry of the Term.

10.2

This Agreement may be terminated prior to the completion of the Services (“Termination”) upon written notice given:

(a)

by the Consultant:

(i)

upon 30 days' prior written notice;

(ii)

upon the occurrence of an Event of Default by the Company as set out in clause 10.4(b);

(b)

by the Company, upon the occurrence of an Event of Default by the Consultant as set out in clause 10.4 (a).

10.3

If either party fails to give any such notice, this Agreement shall continue in full force and effect.

10.4

An event of default of this Agreement (“Event of Default”) shall be deemed to occur:

(a)

 by the Consultant if it:

(i)

is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of seven (7) days after written notice thereof by the Company to the Consultant;

(ii)

becomes insolvent or unable to discharge its liabilities generally as they become due, makes an assignment for the benefit of its creditors, or is made subject to a petition or other proceedings in bankruptcy;

(iii)

becomes unable to perform its duties hereunder due to the Key Employee’s death or any illness or physical or mental incapacity that continues for not less than twelve (12) consecutive months;

(b)

the Company:

(i)

is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of seven (7) days after written notice thereof by the Consultant to the Company;

(ii)

becomes insolvent or unable to discharge its liabilities generally as they become due, makes an assignment for the benefit of its creditors, or is made subject to a petition or other proceedings in bankruptcy;

(iii)

authorizes or permits any Change in Conditions of Service other than those which are authorized in writing by the Consultant.

10.5

Notwithstanding the termination of this Agreement or any other provision herein, the covenants and obligations under section 7 hereof or contained in any agreement delivered hereunder with respect to the use of confidential information, work product or non-competition with the Company shall remain in full force and effect for a period of twelve (12) months thereafter.

11.

Remuneration Payable on Termination

11.1

Notwithstanding any other provision herein, in the event of Termination:

(a)

By the Company upon an Event of Default by the Consultant under section 10.4(a) or by the Consultant for any reason other than an Event of Default by Company under section 10.4(b), the Company shall pay to the Consultant all amounts accruing hereunder up to and including the effective date of Termination.

(b)

By the Consultant due to an Event of Default by the Company under section 10.4(b) or by the Company for any reason other than an Event of Default by the Consultant under section 10.4(a), the Company shall pay the Consultant:

(i)

The full amount of monthly Fees multiplied by the number of months remaining in the Term of the Agreement;

(ii)

The full amount of any Bonus then due and owing, provided that, in the absence of any bona fide award by the Compensation Committee made more than 60 days prior to the effective date of Termination, the amount of such Bonus shall be deemed to be equal to 50% of the total amount of Fees and Bonuses paid to the Consultant and the Key Employee within the 24 months prior to the effective date of Termination;

(iii)

The full amount of any Expenses incurred up to the effective date of Termination;

(iv)

Any Options then outstanding shall be deemed to be extended and exercisable for 90 days following the expiry of the Term.

11.2

Notwithstanding any other provision herein, if this Agreement is Terminated under section 11.1(b), for the purposes of the calculations set out in section 11.1(b), the Term of the Agreement shall be deemed to be extended by 24 months from the effective date of such Termination.

12.

Non-Assignability

12.1

The Consultant shall not subcontract to any person, any right, duty or obligation hereunder without the prior written consent of the Company.  This Agreement may not be assigned by either party without the prior written consent of the other party.

13.

Co-operation with Other Parties

13.1

The Consultant shall co-operate with all other parties engaged or employed by the Company from time to time and shall coordinate its activities with the activities of such parties as and when requested by the Company.

14.

Force Majeure

14.1

Notwithstanding anything herein to the contrary, neither party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Agreement if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

15.

Notice

15.1

All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, or sent by telegram or telex or other means of electronic communication providing a printed copy ("Electronic Communication") or may be forwarded by first class prepaid registered mail to the addresses set forth as set out on the first page of this Agreement.  Any notice delivered or sent by Electronic Communication deemed to have been given and received at the time of delivery.  Any notice mailed as aforesaid shall be deemed to have been given and received on expiration of 72 hours after it is posted, addressed to the Company or the Consultant at their respective addresses or telefax numbers set out above or such other address or addresses or telefax numbers as the parties may from time to time give notice of in writing; provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slow down or other labour dispute which may affect the delivery of such notice by the mails, then such notice shall be effective only if actually delivered.

16.

Entire Agreement

16.1

The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

17.

Further Assurances

17.1

Each of the parties shall execute such other documents and instruments and shall do such other acts as may be necessary to implement and carry out the intent of this Agreement.

18.

Proper Law, Attornment and Venue

18.1

This Agreement will be governed by and construed in accordance with the laws of British Columbia.  The Company and the Consultant hereby attorn to jurisdiction the Courts thereof and hereby select Vancouver, British Columbia as the proper forum for any action commenced by any party with respect to this Agreement or the transactions contemplated herein.

19.

Time of Essence

19.1

Time is of the essence of this Agreement.

19.2

Waiver of Breach

19.3

The waiver by either the Company or the Consultant of a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

20.

Regulatory Approval

20.1

This Agreement is subject to the approval of all regulatory authorities as may have jurisdiction (the "Regulatory Authorities").

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

EXECUTED AND DELIVERED by and on behalf of MAX RESOURCE CORP. in the presence of:	MAX RESOURCE CORP.
Signature of Witness	Per: /s/ Paul John
Name of Witness (Please Print)	Paul John, Director Name and Office Held
Address of Witness Occupation of Witness
EXECUTED AND DELIVERED by and on behalf of WEST OAK CAPITAL GROUP, INC. in the presence of:	WEST OAK CAPITAL GROUP, INC.
Signature of Witness	Per: /s/ Stuart Rogers
Name of Witness (Please Print)	Stuart Rogers, President Name and Office Held
Address of Witness Occupation of Witness

SCHEDULE "A"

TO THE CONSULTING AGREEMENT DATED FOR REFERENCE OCTOBER 1, 2008

BETWEEN MAX RESOURCE CORP. AND WEST OAK CAPITAL GROUP, INC.

Services and Duties of Key Employee

The Consultant shall cause its Key Employee to assume the office of President and Chief Executive Officer of the Company and to carry out the duties normally associated with the position of President and Chief Executive Officer including:

1.

Providing senior executive management and direction to the Company;

2.

Providing leadership and direction to other officers, consultants and staff of the Company;

3.

Acting as public liaison on behalf of the Company with regulatory authorities

4.

Coordinating and managing official communications on behalf of company;

5.

Reporting to the Board with respect to Company operations, assets and plans;

6.

Communicating Board directives and requests to Company officers and staff;

7.

Performing such other duties which the Company may reasonably direct from time to time and are reasonably consistant therewith or necessarily incidental thereto.

Vacation

The Key Employee shall be entitled to an annual vacation of four consecutive weeks during each year of the Term, without diminishing the Fees or other compensation payable to the Consultant under the Agreement.  Any unused vacation time may be carried forward into the immediately following calendar year and may be take in that year as additional vacation time or, at the option of the Consultant, shall be payable in cash in an amount equivalent to one quarter (1/4) of the monthly Fee for each week of such unused vacation time.  For greater clarity, the foregoing shall constitute an exclusive contractual right and obligation between the Consultant and the Company, and the Company shall not be responsible for any payment directly to the Key Employee in lieu of vacation or otherwise, which shall remain the sole responsibility of the Consultant.